EXHIBIT 99.2

NEWS RELEASE

       Biophan Closes $5 Million Equity Investment from Boston Scientific

       Equity Investment Accompanies $750,000 Initial Payment for License
                        to Proprietary Biophan Technology

ROCHESTER, N.Y.--(BUSINESS WIRE)--August 3, 2005--Biophan Technologies, Inc. (OTCBB: BIPH - News), a developer of next-generation biomedical technology, has confirmed the receipt of $5.75 million in investments and licensing payments from medical device manufacturer Boston Scientific, called for under the Companies' recently announced equity and licensing agreements.

The funds include payments for both licensing and equity investment provisions of the agreements. The terms of the agreements call for Boston Scientific to pay Biophan an upfront license fee of $750,000 for rights to a number of Biophan's patented technologies to improve medical devices. Boston Scientific also invested $5 million in the Company via the purchase of Biophan common stock, priced at a 10% premium over the average of the closing price for the 30 calendar-day period preceding but not including the funding date.

The license agreement grants Boston Scientific licenses covering patents related to Biophan's Magnetic Resonance Imaging (MRI) safety and image compatibility technologies. The license agreement provides for both exclusive and non-exclusive product categories. Additional details were disclosed in Biophan's recent 10-Q filing.

"These initial funds received through our agreements with Boston Scientific will enable us to substantially accelerate our research and development to continue our business strategy to develop vital new products and solutions," said Biophan CEO Michael Weiner. "Boston Scientific was the first major manufacturer of advanced biomedical devices to show serious interest in our next-generation technology solutions, which have applications across several of Boston Scientific product lines. We are particularly excited and gratified to see Biophan's solutions validated, and look forward to their implementation by one of the world's most innovative medical device manufacturers."

Under the licensing agreement, Boston Scientific is obligated to make milestone payments upon the launch of commercial products that utilize the licensed technologies, in addition to annual license maintenance fees and specified royalties on sales of products that employ Biophan-licensed technologies.

About Biophan

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Technologies Biophan develops and markets cutting-edge technologies designed to make biomedical devices safe and image compatible with the magnetic resonance imaging (MRI) environment. The Company develops technologies that enable implanted medical systems such as pacemakers, interventional surgical devices such as catheters and guidewires, and devices such as stents to be safely and effectively imaged under MRI. Biophan is developing these same technologies to provide new MRI contrast agents. Other applications include drug delivery and power systems derived from body heat. Four Biophan technologies include advances in nanotechnology and thin film coatings. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 142 U.S. patents, licenses, or applications. This total includes 38 issued U.S. patents, 9 recently-allowed applications that will issue as patents in the near future, and 95 pending applications at various stages of examination at the U.S. Patent and Trademark Office, plus international applications. The patents cover areas including nanotechnology (nanomagnetic particle coatings), medical device designs, radio frequency filters, polymer composites, thermoelectric materials for batteries generating power from body heat, and photonics. Biophan has joint development and licensing agreements with Boston Scientific (NYSE: BSX - News) and NASA's Ames Center for Nanotechnology. Biophan's goal is to make all biomedical devices capable of safely and successfully working with MRI, and delivering other technologies which will improve quality of life. For more information, please visit www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
     Biophan Technologies, Inc.
     Carolyn Hotchkiss, 585-214-2407
     or
     Press Interviews:

     Jennifer Gould, 212-843-8037